UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2013

S.Y. BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation)	1-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky  40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders.

     On April 24, 2013, the Rights Agreement, dated as of April 23, 2003 (the "Rights Agreement"), between S.Y. Bancorp, Inc. (the "Company") and Wells Fargo Bank, N.A., as rights agent, expired in accordance with its terms. The Rights Agreement provided common shareholders of the Company with the right to purchase shares of Series A Junior Participating Preferred Stock of the Company ("Series A Preferred Stock") upon the terms and subject to the conditions set forth in the Rights Agreement (the "Rights"). As a result of the expiration of the Rights Agreement, the Rights expired as of 5:00 p.m. (Louisville, Kentucky time) and are no longer outstanding and are not exercisable, and the Rights Agreement effectively terminated as of such time and is of no further force or effect.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     In connection with the expiration of the Rights Agreement as described in Item 3.03 above, the Company filed its Second Amended and Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Kentucky on April 25, 2013. The Second Amended and Restated Articles of Incorporation eliminates from the Company's Articles of Incorporation all matters set forth therein with respect to the Series A Preferred Stock. No shares of Series A Preferred Stock were issued or outstanding at the time of the filing of the Second Amended and Restated Articles of Incorporation. A copy of the Second Amended and Restated Articles of Incorporation has been filed as Exhibit 3.1 to this Current Report and is incorporated herein by this reference.

Item 9.01     Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description of Exhibits
3.1	Second Amended and Restated Articles of Incorporation of S.Y. Bancorp, Inc., dated April 24, 2013.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 25, 2013

S.Y. BANCORP, INC.

By:	/s/ Nancy B. Davis
Nancy B. Davis Executive Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1	Second Amended and Restated Articles of Incorporation of S.Y. Bancorp, Inc., dated April 24, 2013.